UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Exchange Act of 1934 (Amendment No.      )

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SRA INTERNATIONAL, INC.

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Explanatory Note
     As previously reported, SRA International, Inc. (“SRA” or the “Company”) has entered into an Agreement and Plan of Merger, dated as of March 31, 2011 (the “Merger Agreement”), with Sterling Parent Inc., which is beneficially owned by Providence Equity Partners L.L.C. (“Providence”), and Sterling Merger Inc., a wholly owned subsidiary of Sterling Parent Inc., pursuant to which (and subject to the conditions set forth therein) Sterling Merger Inc. would merge with and into SRA, with SRA as the surviving corporation and a wholly owned subsidiary of Sterling Parent Inc. (the “Merger”).
     In connection with the transactions contemplated by the Merger Agreement or otherwise related to the Merger (collectively and together with the Merger, the “Transactions”) the Company intends to provide potential financing sources with certain information that has not been previously reported by SRA. This information includes: (i) certain unaudited adjusted EBITDA information; (ii) certain consolidated financial and operating data for the twelve-month period ended March 31, 2011 (the “LTM Period”); (iii) financial information and operating data regarding the Company’s revenues, historical backlog, key customers, employees and other key business metrics; and (iv) updates to certain of the Company’s risk factors. Such information is contained in Appendix A.
     All operating and financial data contained herein reflects the presentation of Era Systems Corporation and its wholly owned subsidiaries, including its Airport Operations Solutions reporting unit sold in November 2010 (collectively, “Era”), and SRA Global Clinical Development LLC and its wholly owned subsidiaries (collectively, “GCD”) as discontinued operations, unless specified otherwise.
      The Company currently expects the Transactions to close in mid-July, 2011, subject to stockholder approval and satisfaction or waiver of the other closing conditions as set forth in the Merger Agreement.
Forward-Looking Statements
     Any statements in this report about future expectations, plans, and prospects for SRA, including statements about the Merger, the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Company’s actual results to differ materially from the results the Company anticipates include, but are not limited to: (i) the inability to complete the Merger by an affiliate of Providence due to the failure (a) to obtain the requisite stockholder approvals for the Merger contemplated by the Merger Agreement; (b) to satisfy other conditions to the completion of the Merger contemplated by the Merger Agreement, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; or (c) to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement; (ii) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the Merger; (iii) the occurrence of any other event, change or circumstance that could give rise to a termination of the Merger Agreement; (iv) the fact that, if the Merger is not consummated due to a breach of the Merger Agreement by the affiliates of Providence that are parties to the Merger Agreement, SRA’s remedy may be limited to receipt of a termination fee of $112.9 million, and if the Merger is not consummated under certain circumstances, SRA is not entitled to receive any such termination fee; (v) if the Merger Agreement is terminated under specified circumstances, SRA may be required to pay an affiliate of Providence a termination fee of up to $47 million; (vi) the diversion of management’s attention from ongoing business concerns due to the announcement and pendency of the Merger; (vii) the effect of the announcement of the Merger on the Company’s business relationships, operating results and business generally; (viii) the effect of the Merger Agreement’s contractual restrictions on the conduct of the Company’s business prior to the completion of the Merger; (ix) the possible adverse effect on the price of the Company’s common stock if the

Merger is not completed in a timely matter or at all; (x) the amount of the costs, fees, expenses and charges related to the Merger; (xi) reduced spending levels and changing budget priorities of the Company’s largest customer, the United States federal government, which accounts for more than 95% of the Company’s revenue; (xii) failure to comply with complex laws and regulations, including but not limited to the False Claims Act, the Federal Acquisition Regulations, the Truth in Negotiations Act, the U.S. Government Cost Accounting Standards and the Foreign Corrupt Practices Act; (xiii) possible delays or overturning of the Company’s government contract awards due to bid protests, loss of contract revenue or diminished opportunities based on the existence of organizational conflicts of interest or failure to perform by other companies on which the Company depends to deliver products and services; (xiv) security threats, attacks or other disruptions on the Company’s information infrastructure, and failure to comply with complex network security and data privacy legal and contractual obligations or to protect sensitive information; (xv) inability or failure to adequately protect the Company’s proprietary information or intellectual property rights or violation of third party intellectual property rights; (xvi) potential for significant economic or personal liabilities resulting from failures, errors, delays or defects associated with products, services and systems the Company supplies; (xvii) adverse changes in federal government practices; (xviii) appropriation uncertainties; (xix) price reductions, reduced profitability or loss of market share due to intense competition, including for U.S. government contracts or recompetes, and commoditization of services the Company offers; (xx) failure of the customer to fund a contract or exercise options to extend contracts, or the Company’s inability to successfully execute awarded contracts; (xxi) any adverse results of audits and investigations conducted by the Defense Contract Audit Agency or any of the Inspectors General for various agencies with which the Company contracts, including, without limitation, any determination that the Company’s contractor management information systems or contractor internal control systems are deficient; (xxii) difficulties accurately estimating contract costs and contract performance requirements; (xxiii) challenges in attracting and retaining key personnel or high-quality employees, particularly those with security clearances; (xxiv) failure to manage acquisitions or divestitures successfully (including identifying and valuating acquisition targets and integrating acquired companies), losses associated with divestitures or the Company’s inability to enter into divestitures at attractive prices and on desired timelines; (xxv) inadequate insurance coverage; (xxvi) impairment of goodwill and intangible assets and (xxvii) pending litigation and any resulting sanctions, including but not limited to penalties, compensatory damages or suspension or debarment from future government contracting.
     Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this report represent the Company’s views as of the date of this report. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.
Important Additional Information
     In connection with the Transactions, SRA filed a preliminary proxy statement and other relevant documents concerning the acquisition with the SEC on April 18, 2011 and a definitive proxy statement and other relevant documents, including a form of proxy card, on June 14, 2011. Investors are urged to read the proxy statements and any other documents filed with the SEC in connection with the acquisition or incorporated by reference in the proxy statements because they contain important information.
     Investors can obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by SRA are available free of charge from SRA International, Inc., c/o Investor Relations, 4350 Fair Lakes Court, Fairfax, VA 22033, or by telephone at 703.502.7731 or by email to Investor@sra.com.
     The directors, executive officers and certain other members of management and employees of SRA may be deemed “participants” in the solicitation of proxies from stockholders of SRA in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of SRA in connection with the proposed acquisition are set forth in the proxy statement and the other relevant documents filed with the SEC. You can find information about SRA’s executive officers and directors in its Annual Report on Form 10-K for the year ended June 30, 2010 and in its definitive proxy statement filed with the SEC on June 14, 2011.

Appendix A
Information for Potential Financing Sources
Adjusted EBITDA Reconciliation
Non-GAAP Measures
     Included in this report are presentations of Adjusted EBITDA. Adjusted EBITDA is defined as income  from continuing operations plus (i) provisions for income taxes, (ii) interest expense (income), net and (iii) depreciation and amortization (“EBITDA”) adjusted to exclude non-cash items, transaction costs and other items that do not relate directly to the ongoing operations of the Company’s business expected to be permitted in calculating covenant compliance (if and when applicable) under the Company’s new senior secured credit facilities, comprising (i) a seven-year senior secured term loan facility of up to $875.0 million (the “Term Loan B Facility”) and (ii) a five-year senior secured revolving credit facility of up to $100.0 million (the “Revolver” and, together with the Term Loan B Facility, the “Senior Secured Credit Facilities”). As expected to be permitted under the credit agreement for the Company’s Senior Secured Credit Facilities, Adjusted EBITDA also is expected to include the estimated twelve-month benefit associated with cost saving initiatives undertaken by the Company during the stated period as if those initiatives had been fully implemented at the beginning of the period, less amounts reflected in the financial statements for the period. In addition, the credit agreement is expected to permit the Company to include or exclude, as the case may be, for the entire period the EBITDA of businesses acquired or divested during the period.
     Adjusted EBITDA presented in this report is a supplemental measure that is not required by, or presented in accordance with GAAP. The Company believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors, analysts and other interested parties who will consider Adjusted EBITDA useful in measuring the Company’s ability to meet the Company’s debt service obligations and to comply with the net senior secured leverage ratio covenant under the Company’s Senior Secured Credit Facilities (if and when applicable). Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports under the Securities Exchange Act of 1934, as amended.
     This non-GAAP measure is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. In addition, the Company’s measurement of this non-GAAP measure may not be comparable to that of other companies.
     SRA’s presentation of this non-GAAP measure should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items. This non-GAAP measure has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of the Company’s operating results or cash flows as reported under GAAP.
     Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; the Company’s interest expense, or the requirements necessary to service interest or principal payments on debt; the Company’s income tax expenses or the cash requirements to pay taxes or historical cash expenditures or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements.

     Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the Company’s business. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and this non-GAAP measure only for supplemental purposes.
     The following table presents a reconciliation of income from continuing operations, a GAAP measure, to Adjusted EBITDA for the periods presented.

						Twelve
						Months
				Nine Months Ended		Ended
	Year Ended June 30,			March 31,		March 31,
	2008	2009	2010	2010	2011	2011
			(dollars in thousands)
Income from continuing operations	$74,381	$68,352	$88,921	$65,396	$68,566	$92,091
Provision for income taxes	48,739	44,710	52,075	37,038	39,982	55,019
Interest (income) expense, net	(950)	2,859	(636)	(319)	(210)	(527)
Depreciation and amortization	24,297	24,146	24,130	18,346	17,890	23,674
Non-cash stock compensation (a)	10,148	10,660	9,032	6,760	7,770	10,042
Other, net (b)	2,268	1,864	2,189	1,999	2,755	2,946
Transaction costs (c)					4,458	4,458
Cost savings (d)	—	—	1,469	—	2,937	4,406
EBITDA impact of acquisitions and dispositions (e)	3,569	5,958	11,574	7,900	3,750	7,424

Adjusted EBITDA	$162,452	$158,549	$188,754	$137,120	$147,898	$199,533

(a)	Represents the non-cash stock compensation recognized during each period related to SRA’s stock option and restricted stock plans.

(b)	Represents the EBITDA impact of certain items that do not relate directly to the ongoing operations of the Company’s business. Other, net, primarily consists of: (i) in fiscal 2008, facility exit and restructuring costs of $3.1 million, retention compensation paid to key employees in connection with acquisitions of $1.9 million and a $1.8 million payment received by the Company as a settlement for legal claims; (ii) in fiscal 2009, retention compensation of $1.6 million, non-recurring professional fees of $1.3 million and a one-time gain on the sale of Constella Futures Holding, LLC (“Futures”) of $1.9 million; (iii) in each of fiscal 2010 and the nine months ended March 31, 2010, a one-time charge reducing the previously recorded gain on the sale of Futures of $1.9 million; (iv) in each of the nine months ended March 31, 2011 and the twelve months ended March 31, 2011, unusual severance costs of $1.3 million; and (v) in the nine months ended March 31, 2011 and the twelve months ended March 31, 2011, merger and acquisition transaction fees of $1.4 million and $1.6 million, respectively.

(c)	Represents legal, accounting and other expenses incurred in connection with the Transactions.

(d)	Represents $4.4 million in run-rate cost savings related to an indirect cost reduction initiative implemented in January 2011; cost savings primarily consist of the salaries, wages and fringe benefits associated with indirect labor reductions (approximately 55 positions), and overhead costs associated with these labor reductions.

(e)	Represents the estimated EBITDA impact on Adjusted EBITDA of the acquisition or divestiture, as the case may be, of the businesses listed below as if such business had been acquired or divested on the first day of the respective period in which an adjustment is recorded. In determining Adjusted EBITDA for a given period under the credit agreement governing the Company’s Senior Secured Credit Facilities, the Company includes or excludes, as the case may be, for the entire period the EBITDA of businesses acquired or divested during the period. The Company believes that presentation of the EBITDA impact of the following acquisitions and divestitures for all periods prior to their acquisition or divestiture, respectively, shows the Company’s ability over the periods presented to generate sufficient Adjusted EBITDA to comply with certain covenants in the credit agreement governing the Company’s Senior Secured Credit Facilities (if and when applicable). In determining the EBITDA impact of acquired businesses, the Company used financial information provided by each acquired business, which information was prepared pursuant to applicable accounting principles for such acquired business (which may differ from GAAP and which was unaudited in certain circumstances), together with the Company’s own assumptions and estimates, to derive an EBITDA for such acquired business. Accordingly, although the Company believes that the financial information provided by the acquired businesses is accurate, such information has not been, and cannot be, independently verified by the Company. There can be no assurance that the Company would have generated the estimated levels of EBITDA had the Company owned the acquired businesses as of the first day of each period in which an adjustment is recorded.
EBITDA impact of acquisitions and dispositions consists of the following:

						Twelve
						Months
				Nine Months Ended		Ended
	Year Ended June 30,			March 31,		March 31,
	2008	2009	2010	2010	2011	2011
			(dollars in thousands)
Platinum acquisition (i)	$1,000	$2,844	$7,088	$4,462	$3,527	$6,153
Sentech acquisition (ii)	1,500	3,000	3,937	2,889	223	1,271
PQA acquisition (iii)	700	400	549	549	—	—
Interface and Control Systems acquisition (iv)	900	—	—	—	—	—
Futures disposition (v)	(1,131)	(286)	—	—	—	—
Constella Group acquisition (vi)	600	—	—	—	—	—

Total EBITDA impact of acquisitions and dispositions	$3,569	$5,958	$11,574	$7,900	$3,750	$7,424

i.	Represents the pre-acquisition EBITDA of Platinum Solutions, Inc., acquired in November 2010.

ii.	Represents the pre-acquisition EBITDA of Sentech, Inc., acquired in July 2010.

iii.	Represents the pre-acquisition EBITDA of Perrin Quarles Associates, Inc., acquired in January 2010.

iv.	Represents the pre-acquisition EBITDA of Interface & Control Systems, Inc., acquired in July 2008.

v.	In August 2007, the Company acquired Constella Group LLC (“Constella”) and in September 2009, the Company sold Futures, a wholly owned subsidiary of Constella. This adjustment removes the EBITDA of Futures from August 2007 to September 2009, the period of time Futures was owned by the Company.

vi.	Represents the pre-acquisition EBITDA of the remaining portion of Constella after the sale of Futures and after the planned divestitures of GCD, a subsidiary of Constella.

Consolidated Financial and Operating Data
for the Twelve Months Ended March 31, 2011
(unaudited)

Twelve
Months
Ended
March 31,
2011
(dollars in
thousands)
Statement of Operations Data:
Revenues	$1,688,555
Operating costs and expenses:
Cost of services	1,268,924
Selling, general and administrative expenses	249,374
Depreciation and amortization	23,674

Operating income	146,583
Interest income (expense), net	527
Income from continuing operations before income taxes	147,110
(Provision for) benefit from income taxes	(55,019)

Income from continuing operations	$92,091

Other Financial Data:
Net cash provided by (used in):
Operating activities of continuing operations	$170,801
Investing activities (a)	(111,904)
Financing activities (a)	6,611

Capital expenditures (a)	(18,753)

(a)	Includes results of discontinued operations.

Key Business Information
The Company manages approximately 1,200 active contracts, each typically 3-5 years, with more than 250 federal organizations.
Revenues
The Company’s top ten contracts represented approximately 25% of revenue and no single contract represented more than 9% of revenue for the LTM Period.
The Company’s revenue based on contract type, revenue based on the Company’s contract role and organic revenue growth are:

						Twelve
						Months
				Nine Months Ended		Ended
	Year Ended June 30,			March 31,		March 31,
	2008	2009	2010	2010	2011	2011
			(dollars in thousands)
Revenue by Contract Type:
Cost-plus	$613,446	$540,979	$582,906	$436,543	$437,648	$584,011
Time-and-materials	611,292	642,009	640,227	478,133	481,280	643,374
Fixed-price	237,912	280,943	391,399	287,001	356,772	461,170

Total	1,462,650	1,463,931	1,614,532	1,201,677	1,275,700	1,688,555

Revenue by SRA Contract Role:
Prime contract revenue	$1,268,906	$1,244,693	$1,406,855	$1,042,438	$1,139,180	$1,503,597
Subcontract revenue	193,744	219,238	207,677	159,239	136,520	184,958

Total	1,462,650	1,463,931	1,614,532	1,201,677	1,275,700	1,688,555

Organic revenue growth (a)	4.4%	2.8%	10.8%	12.2%	2.1%	3.2%

(a)	For a definition of organic revenue growth and a reconciliation of organic revenue to revenue, see the Company’s report on Form 8-K, filed on June 8, 2011, and its quarterly report on Form 10-Q for the quarter ended March 31, 2011. The Company’s organic revenue growth in the nine-month period ended March 31, 2011 was negatively impacted by the Company’s decision not to bid on a recompete of a large, low-margin national security contract which contributed $37.7 million of revenue in the nine-month period ended March 31, 2010. Excluding that contract, the Company’s organic revenue growth was 5.3% in the period.

Revenue from multi-award and single award contract vehicles accounted for approximately 76% and 24%, 81% and 19%, 81% and 19%, and 74% and 26%, respectively, of the Company’s revenue for fiscal years 2008, 2009 and 2010 and for the nine-month period ended on March 31, 2011.
Federal government organizations, across national security, civil, health and intelligence agencies, represented 97% of the Company’s total revenue for the LTM Period.
The Company’s revenue as derived from each of the Company’s national security, health, civil government and intelligence and space markets for fiscal years 2008, 2009 and 2010 were as follows:

	Year Ended June 30,
	2008	2009	2010
	(dollars in thousands)
National Security	$707,773	$664,009	$748,339
Civil Government	$411,676	$475,023	$512,911
Health	$218,052	$206,943	$214,076
Intelligence & Space	$125,149	$117,956	$139,206
Revenue from the Company’s national security, civil government, health and intelligence and space markets accounted for 43%, 35%, 13% and 9%, respectively, of the Company’s revenue for the LTM Period.
Other Operating Data
The Company’s historical backlog, days sales outstanding, Recompete Win Rate, New Business Win Rate and dollar award volume are as follows:

								Twelve
								Months
						Nine Months Ended		Ended
	Year Ended June 30,					March 31,		March 31,
	2006	2007	2008	2009	2010	2010	2011	2011
			(dollars in thousands, except as indicated)
Funded backlog	$512,800	$600,400	$698,800	$721,300	$724,400	$881,000	$769,000	$769,000
Unfunded backlog	2,748,800	2,809,800	3,157,300	3,258,400	3,646,800	3,811,200	3,741,100	3,741,100

Total backlog	3,261,600	3,410,200	3,856,100	3,979,700	4,371,200	4,692,200	4,510,100	4,510,100
Days sales outstanding (a)	80	68	76	72	69	76	71	71
Recompete Award Amount (b)	n/a	$1,047,391	$421,065	$990,113	$1,002,982	$901,569	$739,302	$840,715
Recompete Win Rate (c)	n/a	90.0%	37.4%	92.9%	89.7%	93.4%	93.9%	89.5%
New Business Award Amount (d)	n/a	$967,446	$1,133,429	$1,382,789	$1,765,212	$1,227,272	$1,313,334	$1,851,274
New Business Win Rate (e)	n/a	38.2%	39.3%	46.5%	56.2%	59.6%	33.8%	37.2%

(a)	The Company calculates DSO by dividing accounts receivable at the end of each quarter, net of billings in excess of revenue, by revenue per day for the quarter. Revenue per day for a quarter is determined by dividing total revenue by 90 days, adjusted for partial periods related to acquisitions if necessary.

(b)	Represents the aggregate dollar amount of contracts won that were up for renewal in the period. The contract dollar amount used for a recompete of a multiple award contract, such as an ID/IQ vehicle, is an estimate of the total value of future revenue expected to be realized through that contract.

(c)	The Company calculates its Recompete Win Rate based on existing customer contracts that are up for renewal, for which the Company acts as prime contractor, by dividing the aggregate contract dollar amount won by the aggregate contract dollar amount of existing contracts for which the Company competed. The Company’s Recompete Win Rate for fiscal 2008 was impacted by the Company’s unsuccessful recompete bid for the Advanced Information Technology Services contract with the National Guard, which was the Company’s largest contract at that time and accounted for approximately 6.4% of its revenue in fiscal 2008. Excluding the loss of this contract, the Company’s Recompete Win Rate for fiscal 2008 would have been 73.1%.

(d)	Represents the aggregate dollar amount of contracts won in the period, other than existing contracts that were up for renewal. The contract dollar amount used for a new business contract which is a multiple award contract, such as an ID/IQ vehicle, is an estimate of the total value of future revenue expected to be realized through that contract. Amounts also do not include contract add-ons and therefore will not be equal to contract awards used to calculate the Company’s backlog or its book-to-bill ratio.

(e)	The Company calculates its New Business Win Rate based on contracts, other than renewals, for which the Company acts as prime contractor by dividing the aggregate contract dollar amount won by the aggregate contract dollar amount of new contracts for which the Company competed.
As of March 31, 2011, the Company expected to recognize approximately 23% of its backlog as revenue over the next twelve months.
SRA achieved a 45% New Business Win Rate in the period from July 1, 2008 through March 31, 2011.
Employees and Attrition
The Company believes that its positive employment culture helps it achieve lower voluntary attrition rates. According to a quarterly survey ending March 31, 2011 conducted by HumanR, an independent consulting firm, the Company enjoyed a lower cumulative average voluntary attrition rate over the past eight quarters than the average for a group of other medium and large-sized federal contractor survey participants over the same period. The surveyed companies, which may change from quarter-to-quarter, voluntarily choose to participate and, in the most recent quarter, included seven surveyed companies in the “medium” group (based on number of employees) and six surveyed companies in the “large” group, with SRA qualifying in the medium group. Although the surveyed companies are federal contractors, SRA does not consider all of them to be competitors. While the Company’s cumulative average was favorable over the most recent eight quarters, in several individual quarters the company’s voluntary attrition rate was higher than the average for each of the medium and large groups and, in particular, the Company’s voluntary attrition was higher than the average for the medium group in each of the two most recent quarters and higher than for the large group for the most recent quarter. The Company cannot provide assurances as to future survey results, particularly given the uncertainties employees may perceive about the Company’s future as a result of the planned merger transaction.
Technology and strategic consulting services and solutions in the health, energy and environment and intelligence markets accounted for approximately 13%, 6% and 9%, respectively, of the Company’s total revenue in the LTM Period. Of the Company’s full-time employees as of March 31, 2011, approximately 13% were working for customers in the health market, approximately 7% were working for customers in the area of energy and environment and approximately 5% were working for customers in the intelligence market. In addition, at least approximately 12% of the Company’s full-time employees as of March 31, 2011, were working in the area of cyber security.
Market and Customer Trends
The Company’s total addressable market for federal government contracted IT and professional services was approximately $160.0 billion in federal fiscal year 2010, according to The Avascent Group.

Intellectual Property / Research and Development
The Company’s research and development (R&D) team works with professionals across the Company to assess client needs and to focus investments on meeting those needs. The Company incurred $5.0 million of costs in R&D activities in the nine months ended March 31, 2011.
While substantially all of the Company’s revenue is earned through its service offerings, the Company also develops and sells proprietary software and, to a lesser extent, hardware. Software licensing and related activity generated sales of $5.3 million and $6.2 million in the nine-month periods ended March 31, 2010 and 2011, respectively.
Risk Factors
You should carefully consider the risks described below in evaluating the Company. If any of the risks described below actually occurs, the Company’s business, financial results and financial condition could be materially adversely affected.
The Company’s largest customer, the U.S. federal government, accounts for the vast majority of the Company’s revenue and earnings. Inherent in the government contracting process are unique risks which may materially and adversely affect the Company’s business and profitability.
Revenue from services provided as a prime contractor or subcontractor on contracts with federal government clients accounted for more than 95% of the Company’s revenue in all periods presented. If a key federal government agency or department terminates its relationship with the Company for any reason, the Company may not be able to replace or supplement such lost revenue with other federal government agencies or other customers, and the Company’s results of operations and financial condition could be materially adversely affected. This customer relationship involves certain unique risks, including:
•	The Company may face a reduction in federal government spending or changes in spending policies or budget priorities, for example, the possibility of reduced levels of government spending due to in-sourcing efforts aimed at improving the organic capabilities of the federal government. Other changes in spending levels and budget priorities may result from changes in U.S. Government leadership, the number of and intensity of military conflicts, the growth of the federal budget deficit (which is expected to be high by historical standards in calendar year 2011), increasing political pressure to reduce overall levels of government spending, disruptions in the U.S. Treasury bond markets, shifts in spending priorities as a result of competing demands for federal funds, including the impact of efforts to stimulate the U.S. economy, or other factors. Some of the Company’s major federal government customers have publicly stated their intentions to significantly reduce the use of private contractor services similar to those the Company provides.

•	The failure by Congress to pass the annual budget on a timely basis may delay funding the Company expects to receive from clients on work the Company is already performing and will likely result in any new initiatives being delayed, and potentially cancelled.

•	Federal government contracts generally are not fully funded at inception. These contracts typically span one or more base years and multiple option years. Congress generally appropriates funds for these contracts for only one year at a time. The government generally has the right to reduce or modify contracts or subcontracts, or decline to exercise an option to renew a multi-year contract.

•	The Company cannot guarantee that its estimated contract backlog will result in actual revenue. There is a higher degree of risk in this regard with respect to unfunded backlog. As of March 31, 2011, the Company’s estimated contract backlog totaled approximately $4.5 billion, of which approximately $0.8 billion was funded. As of March 31, 2011, the Company expected to recognize approximately 23% of its backlog as revenue over the next twelve months. The Company’s total backlog as of March 31, 2011 represented a 3.9% decrease over the March 31, 2010 backlog. In addition, the Company’s book-to-bill ratio declined to 1.3:1 during the nine-month period ended March 31, 2011 from 1.7:1 in the nine-month period ended March 31, 2010. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond the Company’s control. The actual receipt of revenue on contracts included in backlog may never occur or may change because a program schedule could change; the program could be canceled; a contract could be reduced, modified, or terminated early; or an option that the Company had assumed would be exercised is not exercised. For example, in the LTM Period, $537.7 million, or 11.9% of the Company’s total backlog as of March 31, 2011, was “de-obligated.”

•	Federal government contracts generally allow the government to terminate a contract, with short or no prior notice, for convenience. The government may also terminate a contract for default in the event a contractor fails to meet contractual obligations. If a government client terminates one of the Company’s contracts for convenience, the Company would generally be able to recover only its incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If one of the Company’s contracts is terminated for default, the Company would generally be entitled to payments for its work that has been accepted by the government. A termination for default could expose the Company to liability for the client’s costs of re-procurement, damage the Company’s reputation, and hurt the Company’s ability to compete for future contracts.

•	The federal government may change its procurement practices or adopt new contracting laws, rules or regulations, including cost accounting standards. For example, it could change its preference for procurement methods and/or contract types in a manner that is unfavorable to technology support contractors generally. Any such change could potentially place greater pressure on the Company’s profit margins, and could materially harm the Company’s operating results. Additionally, aspects of the federal government’s procurement system, such as the number of acquisition personnel available to support the workload imposed by new federal procurement regulations and an increasing number of protests, could exacerbate delays in the procurement decision-making process, thus delaying the Company’s ability to generate revenues from proposals and awards. If and to the extent such changes occur, they could impact the Company’s results of operations and liquidity, and could affect whether and how the Company pursues certain opportunities and the terms under which the Company is able to do so.
The Company’s business could be negatively impacted by security threats and other disruptions.
Like others in the Company’s industry, the Company continues to face advanced and persistent attacks on its information infrastructure. These may include sophisticated malware introduced through, amongst other methods, phishing emails. When activated, typically by an unknowing recipient, these malware may attempt to surreptitiously capture data input or run malicious software enabling, for example, remote control and possible data exfiltration. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Persistent information infrastructure threats require significant management attention and resources and potentially can disrupt the Company’s business and may expose sensitive personally identifiable and other critical information of its customers, their employees or the Company’s own employees, and other parties with whom the Company conducts business. Any failure to comply with the Company’s network security and data privacy legal and contractual obligations may result in legal actions, contract terminations and payment of damages to impacted parties. Any such failure may also require increased expenditures for information infrastructure security and monitoring and may damage the Company’s reputation among its customers and the public, possibly resulting in a material increase in the Company’s costs and/or reduction in its revenues.
The Company depends heavily on U.S. federal government contracts. A delay in Congress raising the amount of government debt may adversely affect the Company’s sales and gross margins, operating results and cash flows.
Since 1917, the amount of U.S. federal government debt has been limited by statute, and this so-called debt ceiling can only be raised by an act of Congress. While the debt ceiling was reached in mid-May, the Department of the Treasury has altered its funding strategies to allow the government to continue borrowing in the debt markets until August 2, 2011. If Congress does not act to raise the debt ceiling by such time, certain federal government spending would then be subject to reduction, suspension or cancellation. Because the Company depends on revenue from federal government contracts, failure to raise the debt ceiling could materially adversely impact the Company’s financial results.

The Company’s failure to comply with complex laws and regulations could cause the Company to be found liable and subject the Company to a variety of penalties.
The Company must comply with laws and regulations relating to the formation, administration, and performance of government contracts, which affect how the Company does business with its government clients and may impose added costs on the Company’s business. These laws and regulations are related to, for example, procurement integrity, disclosure of cost and pricing data, allowability of costs, national security, and employment practices. These requirements impact the Company’s compliance costs and overall performance. Failure to comply with any of these regulations could result in civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to the Company’s reputation, suspension of payments, fines, and suspension or debarment from doing business with the federal government. Among the most significant of these regulations are:
•	the Federal Acquisition Regulation (FAR) and supplements, which regulate the formation, administration and performance of U.S. Government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•	the False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and

•	U.S. Government Cost Accounting Standards, which impose accounting requirements that govern the Company’s right to reimbursement under certain cost-based U.S. Government contracts.
The Company’s employees might engage in misconduct or other improper activities, which could harm its business. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses or falsifying time records. Employee misconduct could also involve the improper use of the Company’s clients’ sensitive or classified information, which could result in regulatory sanctions against the Company and serious harm to its reputation. The precautions the Company takes to prevent and detect employee misconduct may not be effective in controlling unknown or unmanaged risks or losses, which could harm the Company’s business.
The Company’s failure to consider the impact of organizational conflicts of interest or personal conflicts of interest could limit the Company’s business opportunities and have an adverse impact on the Company’s business.
Government regulations on organizational conflicts of interest may limit the Company’s ability to compete for or perform certain contracts. The government could determine that an organizational conflict of interest or other conflict of interest, such as a personal conflict of interest, exists. Even the appearance of a conflict may cause the government to determine the Company is unable to render impartial assistance or advice to the government, and, therefore, the Company may be ineligible to compete for certain procurements or the Company must implement mitigation strategies that may be costly.
The potential for limitations on future contracting associated with a perceived organizational conflict of interest could cause the Company to divest existing business in order to mitigate a perceived or actual conflict. The Company may be forced to divest an existing business in an effort to ensure that it is able to perform on other work at a time when market conditions are not favorable to a divestiture. Similarly, if the Company hires former government personnel, or engages with other contractors or consultants who may have had unequal access to information related to a particular procurement, the government may determine that the conflict creates an unfair competitive advantage and the Company may be deemed ineligible for certain contracts.
Unfavorable government audit results could force the Company to adjust previously reported operating results and could subject the Company to a variety of penalties and sanctions.
As a government contractor, the Company is subject to routine audits and investigations by U.S. government agencies such as the Defense Contract Audit Agency (DCAA) and the Inspectors General for various agencies with which the Company contracts in the ordinary course of business. These agencies review, among other things, a contractor’s performance under its contracts, cost structure, pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards, including U.S. Government Cost Accounting Standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, cost accounting, labor, billing, compensation, other management information systems and indirect rates and pricing practices. DCAA issued guidance in late 2008 and provided clarification to existing guidance with respect to its audits of government contractors. As a result, DCAA has placed a greater emphasis on audits of accounting, estimating, billing, and other management internal control systems. With greater scrutiny on SRA’s and other government contractors’ systems, the number of alleged deficiencies reported by DCAA has increased since the guidance was issued.
The Company’s failure to obtain an “adequate” determination for these or any of the Company’s systems could adversely affect its business, including the Company’s ability to invoice and receive timely and complete payments on contracts. In addition, the Company could suffer serious reputational harm if allegations of impropriety were made against it.
All significant incurred cost submission audits by the DCAA have been completed through fiscal year 2006. DCAA’s increased emphasis on system audits is likely to delay the completion of incurred cost audits, and DCAA’s more aggressive interpretations could result in a higher percentage of questioned costs than in the past. Any costs found to be improperly allocated to a specific contract or not properly supported with sufficient documentation will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, the Company may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, unilateral reductions of the Company’s fees, suspension of payments, fines and suspension or prohibition from doing business with U.S. federal government agencies. The Company does not know the outcome of any ongoing or future audits or reviews and if future adjustments exceed the Company’s estimates, the Company’s profitability would be adversely affected.
If the systems that the Company installs fail or have significant delays or errors, or products or services the Company supplies have defects, the Company may be liable, which could adversely affect its results of operations and harm its reputation.
Many of the systems the Company develops, installs, and maintains involve managing and protecting information used in intelligence, national security, and other sensitive or classified government functions. Some of the Company’s contracts provide critical products and services related to aviation, other transportation systems, space communications and other important civil and government functions having potential for significant economic or personal liabilities. Damage to the Company’s reputation or limitations on the Company’s eligibility for additional work resulting from a security breach in one of these systems, or other failure could materially reduce the Company’s revenue.
If the Company’s solutions, services, products or other applications have defects or errors, are subject to delivery delays or fail to meet the Company’s customers’ expectations, the Company may:
•	Lose revenues due to adverse customer reaction;

•	Be required to provide additional services to a customer at no charge;

•	Receive negative publicity that could damage the Company’s reputation and adversely affect the Company’s ability to attract or retain customers;

•	Suffer claims for substantial damages against it; and

•	Face material claims for damage to personal property and injuries including loss of life.
In addition to any costs resulting from product warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenues if they result in customers postponing subsequently scheduled work, canceling contracts or failing to renew contracts. The Company may have agreed to indemnify the Company’s customers fully for damages and third party claims, the Company may have failed to obtain or have negotiated insufficient contractual limitations of liability, and the Company may be found liable for material direct, indirect, consequential, or punitive damages.

If the Company fails to estimate costs accurately or it fails to effectively perform its contractual obligations, the Company’s reputation, its ability to obtain future business, and its revenue and operating results could suffer.
The Company’s contracts are typically awarded through a competitive bidding process. The Company may lose money on some contracts if, in the bidding process, it underestimates the resources the Company needs to perform under the contract. If the Company fails to accurately estimate its costs or the time required to complete a contract, the profitability of the Company’s contracts may be adversely affected.
Under fixed-priced contracts, the Company receives a fixed price irrespective of the actual costs it incurs. Due to their nature and the potential for cost overruns, fixed-priced contracts inherently have more risk than cost reimbursable contracts, particularly fixed-price development contracts where the costs to complete the development stage of the program can be highly variable, uncertain and difficult to estimate. Failure to meet contractual requirements timely under fixed-price contracts may result in additional costs to satisfy obligations to the Company’s customers, reductions in profit, payment of damages or penalties, or termination of the contract.
The Company faces intense competition from many competitors that have greater resources than the Company does, which could result in price reduction, reduced profitability, and loss of market share.
The Company generally encounters intense competition to win federal government contracts. Many of the Company’s competitors are larger and have greater financial, technical, marketing, and public relations resources, larger client bases, and greater brand or name recognition than the Company does. The Company’s larger competitors also may be able to provide clients with different or greater capabilities or benefits than the Company can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, the ability to provide a broader range of services without creating conflicts of interest or intra-organizational conflicts of interest, price, and the availability of key professional personnel. The Company’s competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, joint ventures and teaming agreements to increase their ability to address client needs. Increased competition in the industry may cause some of the services the Company provides to become “commoditized” and more competitively priced, causing downward pressure on profit margins.
The Company derives significant revenue from federal government contracts that are awarded through a competitive bidding process. Competitive bidding presents a number of risks, including:
•	Spending substantial cost and managerial time and effort to prepare bids and proposals for contracts that may not be awarded to us, which may result in reduced profitability;

•	Many federal government contract award decisions are subject to protest by competitors, which may require the contracting federal agency or department to suspend the Company’s performance pending the outcome of the protest and may also result in a requirement to resubmit bids for the contract or in the termination, reduction, or modification of the awarded contract; and

•	Changes in policy and goals by the government providing set-aside funds to small business, disadvantaged businesses and other socio-economic requirements in the allocation of contracts.
The Company faces competition when it recompetes on contracts for current customers. For example, in the fourth quarter of 2008, the Company was informed that the company was not successful in its recompete bid for the Advanced Information Technology Services contract with the National Guard, which represented approximately 6.4% of the Company’s revenue in fiscal 2008.
The Company often depends on other companies to deliver its products and services.
The Company often relies significantly upon other companies as subcontractors to perform work it is obligated to deliver to its clients. Subcontractor costs represented approximately 25% of the Company’s total cost of services in all periods presented. If the Company’s subcontractors fail to deliver their services or products on time, or violate government contracting policies, laws or regulations, the Company’s ability to complete the Company’s contracts or meet the Company’s customers’ expectations as a prime contractor may be adversely affected which may have a material and adverse impact on the Company’s revenue and profitability. If the Company is the prime contractor and the Company’s subcontractors fail to perform as agreed, the Company may be liable to its customers for penalties, lost profits and additional costs to satisfy its contractual obligations. These penalties or payments for lost profits may have a material and adverse effect on the Company’s profitability and could have a negative impact on the Company’s reputation and ability to procure other government contracts in the future.
The Company’s business depends on obtaining and maintaining required employee and facility clearances.
Many of the Company’s government contracts require its employees to maintain various levels of security clearances and the Company is required to maintain certain facility security clearances complying with the Department of Defense and Intelligence Community requirements. Security-related laws and regulations are complex, and the Company on several occasions has voluntarily disclosed to the government the Company’s failure to fully comply with each technical requirement. To the extent the Company is not able to obtain facility clearances, engage employees with the required security clearances for a particular contract, or maintain connections to controlled government information systems, the Company may not be able to bid or win new contracts, or effectively recompete on expiring contracts.
If the Company fails to attract and retain qualified employees, it might not be able to staff recently awarded contracts and sustain the Company’s profit margins and revenue growth.
As an advanced information technology and technical services company, the Company’s business is labor intensive, and, therefore, the Company’s ability to attract and retain highly qualified individuals who work well with its clients in a government environment is an important factor in determining the Company’s success. Some of the Company’s government contracts require it to employ individuals who have particular security clearances issued by the Department of Defense or other government agencies. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If the Company is unable to recruit and retain a sufficient number of these employees, the Company’s ability to staff recently awarded contracts and to maintain and grow the Company’s business could be limited. The Company is operating in a tight labor market for cleared personnel and, if it continues to tighten, the Company could be required to engage larger numbers of subcontractor personnel, which could cause the Company’s profit margins to suffer.
If the Company fails to manage acquisitions successfully, its revenue and operating results may be impaired.
Part of the Company’s growth strategy includes pursuing acquisitions of small or large companies. Identification and valuation of acquisition targets and closing complicated transactions involve significant risks to the Company’s business. In pricing acquisitions, the Company may make overly optimistic assumptions of future business growth. The Company’s due diligence reviews may not identify all of the material issues necessary to accurately estimate the cost and potential liabilities of a particular acquisition. The Company may encounter increased competition for acquisitions, which may increase the price of its acquisitions. Additionally, these transactions often require substantial management resources and may divert the Company’s attention away from day-to-day operations.
Integrating acquired operations of the acquisitions the Company chooses to complete is a significant challenge and there is no assurance that it will be able to manage the integrations successfully. Failure to successfully integrate acquired operations may adversely affect the Company’s cost structure thereby reducing the Company’s margins and return on investment. Acquisitions may involve incurrence of additional indebtedness which may constrain further growth and include restrictive financial covenants that, if not complied with, may lead to default. Acquisitions may also increase organizational conflicts of interest, impacting current business and limiting further growth.
In addition, the Company periodically divests businesses that are no longer part of its ongoing strategic plan. These divestitures may result in losses on disposal of the divested business for a period of time following the transaction. If claims or other costs are incurred following a divestiture the Company’s financial results may be adversely affected.

The Company has very limited ability to protect its intellectual property, which is important to the Company’s success. The Company’s failure to adequately protect its proprietary information and intellectual property rights could adversely affect its competitive position. In conducting the Company’s business, the Company may infringe the rights of others.
The Company relies principally on trade secrets to protect much of its intellectual property where patent protection is not feasible and/or copyright protection is not appropriate. However, trade secrets are difficult to protect. Confidentiality agreements may be inadequate to deter or prevent misappropriation of the Company’s confidential information. In addition, the Company may be unable to detect unauthorized use of its intellectual property or otherwise take appropriate steps to enforce the Company’s rights. Failure to obtain or maintain trade secret protection could adversely affect the Company’s competitive business position. In addition, if the Company is unable to prevent third parties from infringing or misappropriating the Company’s copyrights, trademarks or other proprietary information, the Company’s competitive position could be adversely affected. Moreover, use of the Company’s trade secrets in performing contracts with the U.S. Government can result in the government obtaining license rights in these trade secrets. The Company has a limited patent portfolio in the United States and Europe and in some cases its intellectual property rights may be limited to only the United States and certain other jurisdictions. In the course of conducting its business, the Company might inadvertently infringe the intellectual property rights of others, resulting in claims against the Company or its customers. The Company’s contracts generally indemnify the Company’s customers for third-party claims for intellectual property infringement by the services and products the Company provides. The expense of defending these claims may adversely affect the Company’s financial results.
The Company’s insurance coverage may be inadequate to cover all of the Company’s significant risks or the Company’s insurers may deny coverage of material losses it incurs, which could adversely affect the Company’s profitability and financial position.
The Company attempts to obtain adequate insurance to cover many of the Company’s significant risks and liabilities. Not every risk or liability can be protected by insurance, and for insurable risks, the limits of coverage reasonably obtainable in the market may not be sufficient to cover all actual losses incurred. Securing more coverage may impact profitability. Because of the limitations in overall available coverage or the Company’s business decisions regarding the amount of coverage that it chooses to secure, the Company may have to bear substantial costs for uninsured losses that could have a material adverse effect on the Company’s results of operations and financial position.
The Company is a defendant in pending litigation which may have a material and adverse impact on the Company’s profitability
The Company is subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to the Company’s role as a contractor to agencies and departments of the U.S. Government, state, local and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings, the Company could be faced with penalties, fines, repayments or compensatory damages or could lead to suspension or debarment from future U.S. government contracting. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. The Company is subject to periodic audits by state, local, and foreign governments for taxes.
The Company is also involved in various claims and lawsuits arising in the normal conduct of the Company’s business including but not limited to various employment litigation matters and charges before administrative agencies. The Company can give no assurance that the outcome of any such matter would not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company is not able to predict the ultimate outcome of these disputes or the actual impact of these matters on the Company’s profitability. If the Company agrees to settle these matters or judgments are secured against it, the Company may incur charges which may have a material and adverse impact on the Company’s liquidity and earnings.